Exhibit 99.1

Janis Smith
202-752-6673

January 21, 2004

Fannie Mae Reports 2003 Financial Results

Net income at $7,905 million, up 71.1 percent;
Diluted earnings per share at $7.91, up 75.0 percent

Core business earnings at $7,306 million, up 14.3 percent;
Core business diluted earnings per share at $7.29, up 15.7 percent

WASHINGTON, DC – Fannie Mae (FNM/NYSE), the nation’s largest source of financing for home mortgages, today reported financial results for the year ended December 31, 2003. The company’s reported results are based on generally accepted accounting principles (GAAP). Management also tracks and analyzes Fannie Mae’s financial results based on a supplemental non-GAAP measure called “core business earnings,” which management uses as its primary measure in operating Fannie Mae’s business (see “Core Business Earnings” and attachments).

Reported GAAP Results

	For the Quarter Ended			For the Twelve Months Ended
	December 31,			December 31,

	2003	2002	Change	2003	2002	Change

Net Income (in millions)	$2,196	$952	130.7%	$7,905	$4,619	71.1%
EPS* (in dollars)	$2.21	$0.94	135.1%	$7.91	$4.52	75.0%

Core Business Earnings

	For the Quarter Ended			For the Twelve Months Ended
	December 31,			December 31,

	2003	2002	Change	2003	2002	Change

Core Business Earnings (in millions)	$1,770	$1,672	5.9%	$7,306	$6,394	14.3%
Core Business EPS* (in dollars)	$1.77	$1.66	6.6%	$7.29	$6.30	15.7%

*	Diluted

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Fannie Mae Fourth Quarter Earnings
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Highlights

Highlights of Fannie Mae’s 2003 financial performance include:

•	Record business volume of $1,423 billion, 67.6 percent higher than 2002;

•	Growth of 20.6 percent in the total book of business;

•	Reported taxable equivalent revenues of $17.9 billion, up 30.4 percent;

•	Core taxable equivalent revenues of $14.8 billion, up 24.4 percent;

•	Record reported net interest income of $13.6 billion, up 28.4 percent;

•	Record core net interest income of $10.5 billion, up 19.7 percent;

•	Record guaranty fee income of $2.4 billion, up 32.7 percent;

•	Record fee and other income of $437.0 million, up 88.2 percent;

•	Credit-related expenses of $111.6 million compared with $91.7 million;

•	The call and repurchase of $265.9 billion of outstanding debt, resulting in losses of $2,261.0 million compared with $710.5 million in 2002.

Franklin D. Raines, Fannie Mae’s Chairman and Chief Executive Officer, said, “Fannie Mae delivered outstanding business results in 2003, capitalizing on opportunities and meeting the significant challenges posed by a year of historic refinance and purchase volumes and volatility in our market. Our financial performance was balanced and strong by virtually every measure, as we recorded our 17th consecutive year of double-digit growth in core business earnings per share (EPS). We also met our goal established in 1999 to double our core business earnings in five years. Equally important, we achieved our mission objectives, building on our demonstrated record of lowering costs, removing barriers, and increasing homeownership opportunities for American families.”

Raines added, “Our business volumes in 2003 reached extraordinary levels — over 67 percent above those recorded in 2002 — and our capacity to handle these enormous demands for housing finance benefited home buyers and our shareholders alike. Even as liquidations reached record levels, our total book grew by 21 percent, and we delivered solid growth in each of our businesses. Strong year-over-year increases in core net interest and guaranty fee income, and the maintenance of credit losses within a historically low range, contributed to a 15.7 percent increase in core business EPS. This exceptional financial performance in an extremely challenging environment is a testament to the balance of our business model, and our strict adherence to the financial and risk disciplines that govern it.”

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Raines continued, “These business and mission successes were at times obscured during the year by regulatory and legislative concerns growing out of the situation at Freddie Mac.” Raines said, “We believe that Congress will not enact any changes to our regulatory status that would harm our ability to perform our mission and produce returns for our shareholders.”

Fannie Mae’s Vice Chairman and Chief Financial Officer, Timothy Howard said, “The strength of our full year financial results is especially gratifying given the extreme financial market volatility over the past year, with interest rates declining to 45-year lows in mid-June before rebounding sharply over the balance of the summer. As a consequence of this volatility, the growth rates of Fannie Mae’s two businesses diverged substantially, and showed significant variability on a quarterly basis.”

Howard added, “While low interest rates during the first half of the year spurred record mortgage originations, aggressive purchasing of mortgages by banks and other investors resulted in relatively narrow mortgage to debt spreads and lower than expected sales into the secondary market. Our portfolio business maintained investment discipline throughout the year, purchasing mortgages when spreads exceeded our hurdle rates and when supply was available in the market. Opportunistic purchasing resulted in a sporadic pattern of portfolio growth during the year, including two quarters of declines that were more than offset by annualized growth of over 60 percent in the third quarter. For the full year our portfolio grew close to our expectation, by 13 percent.”

Howard noted that the growth of Fannie Mae’s outstanding mortgage-backed securities (MBS) benefited substantially from the record amount of refinancing during the year. Although outstanding MBS declined by 8.3 percent in the third quarter, balances grew at an annual rate of 32.8 percent to a record $1.3 trillion in the fourth quarter, and by 26.3 percent during all 12 months of 2003.

Howard said that the margins on both the portfolio and credit guaranty business rose in 2003 compared with 2002. Said Howard, “Our core net interest margin averaged a higher than anticipated 120 basis points for the year, compared with 115 basis points in 2002. And partly because of the effect of an accelerated recognition of deferred guaranty fees, our effective guaranty fee rate also rose, averaging 20.2 basis points in 2003 compared with 19.1 basis points in 2002.”

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Howard added that Fannie Mae’s credit costs rose moderately in 2003. Said Howard, “A continued rise in the number of foreclosed properties, coupled with a gradual increase in our loss per case on foreclosure from historic lows, led to a modest increase in credit—related expenses in 2003, to $112 million compared with $92 million in 2002.” Howard said that Fannie Mae’s credit loss ratio — the company’s credit related losses as a percent of average net mortgage portfolio and outstanding mortgage backed securities — remained extremely low at 0.6 basis points in 2003.

Howard concluded, “The strength of our financial performance in 2003 was accompanied by significant steps taken during the year to further strengthen our risk disciplines and capital position. The stringent financial and risk tolerances to which we publicly committed in July were tested and proven effective by the extreme volatility of the fixed income markets during the past year. Our portfolio’s duration gap — our most closely followed measure of interest rate risk — remained within our preferred range in each month of 2003, and averaged minus one month for the year. We also met our voluntary initiative-announced in October of 2000 — to issue subordinated debt in an amount sufficient to bring the sum of total capital and subordinated debt to 4 percent of on-balance sheet assets, after providing for capitalization of off-balance sheet MBS. At year-end, our combined total capital and subordinated debt was over $41.7 billion, or 4.1 percent of on-balance sheet assets. In effect, the issuance of subordinated debt has allowed our company to add an additional cushion to our capital base of over 40 percent, substantially strengthening our capital position.”

Reported Results

Fannie Mae’s reported net income of $7,905 million for 2003 increased 71.1 percent over reported net income of $4,619 million in 2002. Diluted EPS were $7.91 in 2003, up 75.0 percent from $4.52 in 2002. Growth in net income was driven by strong growth in net interest income of 28.4 percent and a decline in unrealized mark-to-market losses on purchased options. For the fourth quarter of 2003 Fannie Mae’s reported net income was $2,196 million, or $2.21 per diluted common share, compared with $952 million, or $0.94 per diluted common share, for the fourth quarter of 2002. The primary driver of the increases in reported net income and diluted EPS compared with the prior year quarter was a $1,748 million decline in unrealized mark-to-market losses on purchased options.

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Net interest income for 2003 was $13,569 million, up 28.4 percent over 2002. This increase primarily resulted from a 13.6 percent rise in the average net investment balance and a 16 basis point increase in the net interest yield. Net interest income for the fourth quarter of 2003 was $3,211 million, a 6.6 percent increase compared with net interest income of $3,012 million for the fourth quarter of 2002.

The company’s net interest yield averaged 154 basis points in 2003 compared with 138 basis points in 2002. The increased amount of purchased options used as a substitute for callable debt compared with the prior year had a positive effect on Fannie Mae’s net interest yield, because the cost of purchased options is not reflected in net interest yield or reported net interest income. The company’s net interest yield averaged 137 basis points in the fourth quarter of 2003 compared with 151 basis points in the prior year quarter. Core net interest income and net interest margin, supplemental non-GAAP measures discussed below, include purchased options amortization expense and are calculated consistently with Fannie Mae’s methodology prior to the adoption of FAS 133.

In accordance with FAS 133, the company recorded $2,168 million of unrealized mark-to-market losses on purchased options during 2003 compared with $4,545 million in unrealized mark-to-market losses in 2002. In the fourth quarter of 2003 the company recorded $133 million of mark-to-market losses on purchased options compared with $1,881 million in the fourth quarter of 2002. Unrealized losses recorded for both the full year and fourth quarter periods were due primarily to changes in the fair value of the time value of purchased options that resulted from interest rate movements and the normal seasoning of our options.

Core Business Earnings

Core business earnings for 2003 totaled $7,306 million, a 14.3 percent increase over core business earnings of $6,394 million in 2002. Core business diluted EPS for 2003 were $7.29, or 15.7 percent above 2002. Growth in core business earnings and diluted EPS was paced by a 19.7 percent increase in core net interest income and a 32.7 percent increase in guaranty fee income, partially offset by a $1,551 million increase in losses resulting from the call and repurchase of outstanding debt. Core business earnings for the fourth quarter of 2003 totaled $1,770 million, or $1.77 per diluted common share, compared with $1,672 million, or $1.66 per diluted common share, for the fourth quarter of 2002. Increases in core business earnings and EPS compared with the prior year quarter were primarily attributable to an 8.2 percent increase in core net interest income and an 18.4 percent increase in guaranty fee income, partially offset by higher administrative expenses and lower fee and other income.

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Fannie Mae management relies on core business earnings in operating the company’s business. Management believes that core business earnings better reflects the company’s risk management strategies, and provides investors with a better measure of the company’s financial results than GAAP net income. Core business earnings was developed in conjunction with the company’s January 1, 2001 adoption of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133), to adjust for the use of purchased options as an alternative to issuing callable debt, alternatives that produce similar economic results but require different accounting treatment under FAS 133. The difference in the amounts and percentage changes between net income and core business earnings, and EPS and core business EPS, are entirely attributable to these accounting differences for interest rate hedges. The attachments to this release include a reconciliation of the company’s non-GAAP financial measures to its GAAP results.

Outlook

Vice Chairman Howard said that the company’s outlook for 2004 core business earnings per share was relatively unchanged from guidance given three months earlier. Said Howard, “In our third quarter earnings press release and conference call, we indicated that we expected a period of somewhat greater variability and lower than trend core business EPS growth as we entered 2004. We have not altered that outlook. Our core net interest margin declined last quarter as we anticipated, and we expect it to move somewhat lower during the first half of 2004, then stabilize at around 100 basis points or perhaps a bit lower.”

Howard added that with the narrowing of spreads that began in September having continued through year-end, the company’s disciplined approach to portfolio investing had resulted in a marked decline in the company’s retained commitments during the fourth quarter. Said Howard, “Portfolio growth is likely to remain negative in the first quarter of 2004. We do, however, expect mortgage spreads to move back to more normal levels as the year progresses. This spread widening could be amplified if banks slow their purchases or become net mortgage sellers. Given these considerations, and our expectations for a continued strong purchase market, we currently anticipate being able to achieve double-digit portfolio growth for 2004 as a whole.”

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Howard noted that Fannie Mae expects growth in outstanding MBS to slow from the exceptional pace of the past two years but to remain healthy. Howard said, “Growth in mortgage debt outstanding in 2004 almost certainly will be less than the nearly 13 percent we estimate for 2003. But with the purchase market likely to remain strong, mortgage debt growth this year still should be near or perhaps above the lower end of the 8 to 10 percent range we’re projecting for the decade as a whole.” Howard added that the company expects growth in its combined book of business — its mortgage portfolio and outstanding MBS — to exceed the growth in mortgage debt outstanding in 2004.

Howard said, “It is likely that Fannie Mae’s credit losses will continue to move higher in 2004, due in part to the strong growth in our book of business during the past two years. Additionally, with single-family home prices rising less rapidly, we anticipate that both the number of foreclosures and the loss per case on foreclosed properties will increase somewhat.” Howard added, however, that the dollar increase in the company’s 2004 credit losses was likely to be relatively modest.

Howard noted that while strong financial performance enabled Fannie Mae to capitalize on attractive opportunities to repurchase outstanding debt during 2003, the company expected substantially reduced levels of debt repurchase in 2004. Additionally, the markedly lower total business volumes expected in 2004 should result in a considerable reduction in transaction fees, which last year brought fee and other income to over $400 million. Howard added that the company remained confident that growth in administrative costs would slow to single digits in 2004.

Howard summed up by saying, “With the decline in our net interest margin during the second half of the year and the current period of very low commitments to purchase mortgages, growth in our core business EPS in the first half of 2004 relative to the first half of 2003 should be well below trend. But this is as we expected. We maintain our expectation for double-digit growth in core business EPS for the full year, and expect to be able to meet the current analyst consensus of $8.01 in 2004.” Howard reiterated that the company had no fixed targets for long-term core EPS growth, but expected it to grow somewhat faster over time than the market for residential mortgage debt in which the company operates.

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Fannie Mae is unable to provide a meaningful outlook for net income and net interest yield, the most comparable GAAP measures to core business earnings and net interest margin. These GAAP measures may fluctuate considerably from quarter to quarter because they include unrealized gains or losses in the time value of purchased options. These unrealized gains or losses are heavily influenced by the volume and mix of purchased options used to finance the company’s portfolio as well as fluctuations in interest rates, which cannot reliably be projected.

Details of Fannie Mae’s 2003 financial performance follow.

Business Volume

Fannie Mae’s business volume — mortgages purchased for portfolio plus MBS issues acquired by other investors — totaled a record $1,423 billion in 2003, compared with $848.9 billion in 2002, driven by record low interest rates and a related increase in mortgage refinancing. Business volume in 2003 consisted of $572.9 billion in portfolio purchases and $850.2 billion in MBS issues acquired by investors other than Fannie Mae’s portfolio, compared with $370.6 billion and $478.3 billion, respectively, in 2002. Business volume in the fourth quarter of 2003 declined to $248.9 billion compared with $304.5 billion in the fourth quarter of 2002 as refinance activity decreased. Retained commitments to purchase mortgages declined to $33.5 billion in the fourth quarter of 2003 compared with $149.3 billion in the fourth quarter of 2002 and $149.0 billion in the third quarter of 2003. Outstanding portfolio commitments for mandatory delivery totaled $5.7 billion at December 31, 2003.

Fannie Mae’s combined book of business — the gross balance of mortgages held in portfolio and outstanding MBS and other mortgage-related securities guaranteed by Fannie Mae and held by other investors—grew at a rate of 20.6 percent during 2003, ending the year at $2.199 trillion. This growth resulted from 13.1 percent growth in the gross mortgage portfolio and 26.3 percent growth in outstanding MBS. For the fourth quarter of 2003, the combined book of business grew at an annualized rate of 13.9 percent compared with 19.9 percent in the comparable time period in 2002. The gross mortgage portfolio declined at a 7.9 percent annualized rate and outstanding MBS grew at a 32.8 percent annualized rate during the fourth quarter of 2003.

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Portfolio Investment Business Results

Fannie Mae’s portfolio investment business manages the interest rate risk of the company’s mortgage portfolio and other investments. The results of this business are largely reflected in core net interest income, which is net interest income less the amortization expense of purchased options. Core net interest income for 2003 was $10,479 million, up 19.7 percent from $8,752 million in 2002. This increase was driven by a 13.6 percent rise in the average net investment balance and a five basis point increase in the net interest margin. Core net interest income was $2,422 million in the fourth quarter of 2003, up 8.2 percent from $2,238 million during the same quarter of 2002.

Fannie Mae’s net investment balance — consisting of the company’s liquid investment portfolio together with its mortgage portfolio net of unrealized gains or losses on available for sale securities and deferred balances— averaged $914 billion during 2003 compared with $805 billion during 2002. The net investment balance was $968 billion at December 31, 2003.

The company’s net interest margin averaged 120 basis points in 2003, up from 115 basis points in 2002. In the fourth quarter of 2003, the net interest margin declined to an average of 105 basis points compared with 114 basis points in the fourth quarter of 2002 and 120 basis points in the third quarter of 2003. This decline was attributable to changes in funding costs that the company had anticipated in a rising interest rate environment, as well as changes in asset yields. Record mortgage liquidations and purchases of current-coupon mortgages during the third quarter led to a decline in the average note rate on the company’s portfolio. In addition, with the rise in interest rates beginning in June the company reduced its balances of short-term debt, causing the average cost of debt to rise somewhat in the fourth quarter as low cost short-term debt was retired.

For the full year 2003 the company realized losses from debt repurchases and debt calls of $2,261.0 million compared with losses of $710.5 million in 2002. During the year the company realized $2,182.8 million of losses on debt repurchases and $78.2 million of losses on debt calls. Debt repurchased and debt called during the year totaled $19.8 billion and $246.0 billion, respectively. Fannie Mae regularly calls or repurchases debt as part of its interest rate risk management program.

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Credit Guaranty Business Results

Fannie Mae’s credit guaranty business manages the company’s credit risk. The results of this business are primarily reflected in guaranty fee income and credit-related losses. Guaranty fee income was $2,410.6 million in 2003, a 32.7 percent increase compared with 2002. The increase in guaranty fee income was driven by a 25.4 percent rise in average outstanding MBS and a 1.1 basis point increase in the effective guaranty fee rate on that business to 20.2 basis points. The increase in the effective guaranty fee rate was due to an increase in risk-based pricing fees on new business together with faster recognition of deferred fees due to accelerated prepayments in the lower interest rate environment. Guaranty fee income for the fourth quarter of 2003 was $618.6 million compared with $522.3 million in the fourth quarter of 2002. The effective guaranty fee rate in the fourth quarter of 2003 was 19.5 basis points compared with 20.4 basis points in the fourth quarter of 2002. The decrease in the effective guaranty fee rate between the fourth quarters of 2003 and 2002 was a result of a slowdown in the recognition of deferred fees as prepayments began to decelerate, partially offset by increased risk-based pricing fees on new business.

Credit-related losses — charge-offs plus foreclosed property income or expense — increased during 2003 but remained at historically low levels as the housing market remained strong. Credit-related losses totaled $123.1 million in 2003 compared with $87.0 million in 2002. Credit-related losses were $42.8 million in the fourth quarter of 2003 compared with $34.3 million in the fourth quarter of 2002.

Fannie Mae’s credit loss rate — credit-related losses as a percentage of the average net mortgage portfolio and outstanding MBS — was 0.6 basis points in 2003 compared with 0.5 basis points in 2002. For the fourth quarter of 2003 the credit loss rate was 0.8 basis points, unchanged from the year-ago quarter.

Credit-related expense, which includes the provision for losses and foreclosed property income or expense and is the amount recorded on the company’s income statement, totaled $111.6 million in 2003 compared with $91.7 million in 2002. Fannie Mae’s loss provision was $100.0 million in 2003, compared with $128.1 million in 2002. Foreclosed property dispositions produced a net loss of $11.6 million in 2003 compared with a net gain of $36.4 million in 2002. In the fourth quarter of 2003, credit-related expense totaled $40.1 million compared with $32.6 million in the fourth quarter of 2002. Fannie Mae’s loss provision was $23.2 million in the fourth quarter of 2003 compared with $40.9 million in the fourth quarter of 2002. Foreclosed property dispositions in the fourth quarter of 2003 produced a net expense of $16.9 million compared with a net gain of $8.3 million in the fourth quarter of 2002. The company’s allowance for loan losses and guaranty liability for MBS totaled $797 million at December 31, 2003, compared with $808 million at December 31, 2002.

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Fannie Mae’s conventional single-family serious delinquency rate, an indicator of potential future loss activity, was 0.59 percent at November 30, 2003 compared with 0.57 percent at December 31, 2002.

Fee and Other Income

Fee and other income in 2003 totaled $437.0 million compared with $232.2 million in 2002, largely driven by an increase in volume-related transaction and technology fees. Fee and other income totaled $12.2 million of expense for the fourth quarter of 2003 compared with $95.4 million of income in the fourth quarter of 2002. Fee and other income includes transaction fees, technology fees, multifamily fees and other miscellaneous items, and is net of operating losses from certain tax-advantaged investments — primarily investments in affordable housing which qualify for the low income housing tax credit. Tax credits associated with housing tax credit investments are included in the provision for federal income taxes. Fee and other income also include gains and losses on the sale of securities and any amounts recorded as other-than-temporary impairment. In the fourth quarter of 2003, the company recorded $70.3 million of other-than-temporary impairment compared to $63.5 million in the fourth quarter of 2002. Reduced transaction fees, losses on the sale of mortgage-related securities, and higher net operating losses from certain tax-advantaged investments also contributed to the decrease in fee and other income in the fourth quarter of 2003 compared to the same prior year quarter.

Administrative Expenses

Administrative expenses totaled $1,463.0 million in 2003, up 20.0 percent from $1,219.2 million in 2002. The above-average rate of spending is primarily related to Fannie Mae’s reengineering of its core technology infrastructure to enhance its ability to process and manage the risk on mortgage assets, the expensing of all new stock-based compensation beginning in 2003, and higher levels of charitable contributions including a $50 million contribution to the Fannie Mae Foundation. Administrative expenses totaled $417.9 million in the fourth quarter of 2003, up 33.4 percent from the fourth quarter of 2002. Management expects that the growth rate for administrative expenses will slow to single digits in 2004.

The company’s ratio of administrative expense to the average combined book of business in 2003 was .072 percent, unchanged from 2002. Fannie Mae’s efficiency ratio — administrative expense divided by core taxable-equivalent revenue — was 9.9 percent in 2003 compared with 10.2 percent in 2002.

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Income Taxes

The provision for federal income taxes on net income was $2,792.4 million in 2003, compared with $1,429.2 million in 2002. The effective federal income tax rate on net income was 26 percent in 2003 compared with 24 percent for the same period last year. The decrease in purchased options expense was the primary cause of the increase in the effective federal income tax rate.

The provision for federal income taxes on core business earnings was $2,469.9 million in 2003, compared with $2,385.1 million in 2002. The effective federal income tax rate on core business earnings was 25 percent in 2003, compared with 27 percent in the same period last year. An increase in tax credits was the primary cause of the decrease in the effective federal income tax rate.

Implementation of New Accounting Standard FAS 149

Effective July 1, 2003 Fannie Mae adopted a new accounting standard — FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 149”). As a result of the adoption of FAS 149, the company now accounts for the majority of commitments to purchase mortgage loans or MBS as derivatives and records the fair value of these commitments on its balance sheet. FAS 149 applies to mortgage loan commitments entered into or modified after June 30, 2003 and MBS commitments entered into after and outstanding at June 30, 2003. Certain of these commitments qualify as cash flow hedges of forecasted purchases or sales with resulting changes in their fair value recorded in Accumulated Other Comprehensive Income (AOCI). When the loan or security commitment is settled, the company amortizes the amount recorded in AOCI into earnings along with an equal and offsetting amount from the amortization of the matching premium or discount recorded on the loan or security over its life. Consequently, this amortization will have no ongoing effect on earnings.

Fannie Mae will not apply hedge accounting to certain other commitments, primarily those that represent matched buy/sell commitments. Accordingly, the company will mark these commitments to market through earnings. However, the company expects associated gains and losses to largely offset, with minimal effect on earnings.

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Fannie Mae recorded a transition gain of $185.1 million net of taxes as a result of the July 1, 2003 adoption of FAS 149. The transition gain primarily relates to recording the fair value of open portfolio MBS purchase commitments totaling $113 billion at June 30, 2003. Subsequent to June 30, these commitments will qualify as cash flow hedges and will be accounted for as discussed above. This transition gain is included in core business earnings in the third quarter of 2003 and will amortize into future earnings as premium expense in net interest income over the life of the mortgages.

Capital Account Management

Fannie Mae repurchased 21.3 million shares of common stock during 2003 compared with 15.4 million shares in 2002. The company repurchased 1.8 million shares in the fourth quarter of 2003. Through December 31, 2003, the company has repurchased a total of 21.3 million shares against the Board of Directors authorization to purchase up to 49.4 million shares of the company’s common stock, or 5 percent of shares outstanding as of December 31, 2002. At December 31, 2003 Fannie Mae had 970.4 million shares of common stock outstanding compared with 988.8 million shares at December 31, 2002.

The company issued $1,430 million of preferred stock during 2003, none of which was issued during the fourth quarter. At December 31, 2003, preferred stock made up 11.9 percent of Fannie Mae’s core capital. The company also issued $4.0 billion of subordinated debentures during 2003, including $1.5 billion during the fourth quarter, and had $12.4 billion of subordinated debt outstanding at December 31, 2003. Subordinated debt serves as an important risk-bearing supplement to Fannie Mae’s equity capital, although it is not a component of core capital. At December 31, 2003 Fannie Mae’s total capital and outstanding subordinated debt as a percent of on-balance sheet assets, after providing for capital to support off-balance sheet MBS, was 4.1 percent, meeting the company’s voluntary initiative to bring the sum of total capital and outstanding subordinated debt to at least 4 percent of on-balance sheet assets as of this date.

Fannie Mae’s core capital, which is the basis for the company’s statutory minimum capital requirement, was $34.4 billion at December 31, 2003 compared with $28.1 billion at December 31, 2002 and $32.8 billion at September 30, 2003. Core capital was an estimated $2.885 billion above the statutory minimum at December 31, 2003.

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Total capital includes core capital and the total allowance for loan losses and guaranty liabilities for MBS, less any specific loss allowances, and is the basis for the risk-based capital standard. Total capital was $35.2 billion at December 31, 2003 compared with $28.9 billion at December 31, 2002 and $33.5 billion at September 30, 2003. Fannie Mae’s total capital exceeded the risk-based requirement by $5.689 billion as of September 30, 2003, the latest period for which a risk-based capital requirement has been determined. The risk-based standard uses a stress test to determine the amount of total capital the company needs to hold in order to protect against credit and interest rate risk, and requires an additional 30 percent capital for management and operations risk. The higher of Fannie Mae’s risk-based or minimum capital standard is binding.

Voluntary Disclosures

As part of Fannie Mae’s voluntary market discipline, liquidity, safety and soundness initiatives of October 2000, the company discloses on a quarterly basis its liquid assets as a percent of total assets along with the sensitivity of its future credit losses to an immediate 5 percent decline in home prices.

At December 31, 2003 Fannie Mae’s ratio of liquid assets to total assets was 6.5 percent compared with 5.6 percent at September 30, 2003. Liquid assets totaled $65.6 billion at December 31, 2003. Fannie Mae has committed to maintain a portfolio of high-quality, liquid investments equal to at least 5 percent of total assets.

At September 30, 2003 the present value of Fannie Mae’s net sensitivity of future credit losses to an immediate 5 percent decline in home prices was $1,138 million, taking into account the beneficial effect of third-party credit enhancements. This compares with $983 million at June 30, 2003. The September 30 figure reflects a gross credit loss sensitivity of $2,678 million before the effect of credit enhancements, and is net of projected credit risk sharing proceeds of $1,540 million.

Fannie Mae’s quarterly disclosures, together with the monthly interest-rate-risk disclosures, are included in the attachments to this release.

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Derivatives and FAS 133

Fannie Mae uses derivative instruments as substitutes for noncallable and callable debt issued in the cash markets to help match the cash flow characteristics of its debt with those of its mortgages and reduce the interest rate risk in its portfolio. Fannie Mae accounts for its derivatives under FAS 133. Beginning in the third quarter of 2003 with the implementation of FAS 149, the company also accounts for certain commitments to purchase or sell mortgages and MBS as derivatives.

FAS 133 requires that Fannie Mae mark to market on its income statement the changes in the time value, but not the total value, of its purchased options — interest rate swaptions and interest rate caps. The mark to market of the time value of Fannie Mae’s purchased options during 2003 resulted in a net mark-to-market loss of $2.168 billion, which is reported on the purchased option expense line of the income statement. Purchased option expense in 2003 includes $3.090 billion in amortization expense, which was included in net interest income prior to the adoption of FAS 133 and currently is included in core net interest income and in core business earnings. For the fourth quarter of 2003 the company recorded a net mark-to-market loss of $132.8 million compared with a net mark-to-market loss of $1,881.1 million in the fourth quarter of 2002. Purchased option expense in the fourth quarter of 2003 includes $789.2 million in amortization expense. This represents the amortization of the up-front premium paid to purchase the options over the expected life of the options.

FAS 133 also requires that the company record any change in the fair values of certain derivatives, including interest rate swaps it uses as substitutes for noncallable debt, on the balance sheet in accumulated other comprehensive income (AOCI). FAS 133 does not require or permit noncallable debt to be marked to market. At December 31, 2003 the AOCI component of stockholders’ equity included a reduction of $12.2 billion, or 1.4 percent of the net mortgage balance, from the marking to market of these derivatives. This compares to a reduction of $16.1 billion at September 30, 2003 and $16.3 billion at December 31, 2002. In addition, at December 31, 2003, the company recorded a reduction of $2.5 billion in AOCI related to the fair value of certain mortgage-related purchase and sell commitments designated as cash flow hedges by FAS 149. Accumulated other comprehensive income is a separate component of stockholders’ equity and is not a component of core capital for regulatory purposes.

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Fannie Mae Fourth Quarter Earnings
Page Sixteen

Fannie Mae’s primary credit exposure on derivatives is that a counterparty might default on payments due, which could result in Fannie Mae having to replace the derivative with a different counterparty at a higher cost. Fannie Mae’s exposure on derivative contracts (taking into account master settlement agreements that allow for netting of payments and excluding collateral received) was $7.129 billion at December 31, 2003. All of this exposure was to counterparties rated A-/A3 or higher. Fannie Mae held $6.615 billion of collateral through custodians to offset the risk of the exposure for these instruments. Fannie Mae’s exposure, net of collateral, was $514 million at December 31, 2003 versus $229 million at September 30, 2003.

Conference Call

Fannie Mae will host a conference call with Vice Chairman Howard to discuss the company’s 2003 earnings release and respond to investor questions on Wednesday, January 21 at 4:00 p.m. ET. The dial-in number for the call is 1-888-423-3275 or, for international callers, 612-288-0337. The confirmation code is 714171. Please dial in 5 to 10 minutes prior to the start of the call. Investors are invited to participate in the question and answer session via phone or e-mail. Questions may be submitted beginning at 8:00 on January 21 to ask_the_cfo@fanniemae.com; follow-up questions may be submitted to this e-mail address both during and after the call. Fannie Mae also will provide an audio Web cast of the conference call, which interested parties can access from Fannie Mae’s Web site. A replay of the conference call will be available on Fannie Mae’s Web site starting January 21, 2004 at 7:30 p.m. ET. This press release, including the attachments that provide a reconciliation of the company’s non-GAAP financial measures to its GAAP results, is available on Fannie Mae’s Web site at http://www.fanniemae.com/ir.

(more)

Fannie Mae Fourth Quarter Earnings
Page Seventeen

Forward-Looking Statements

This release includes forward-looking statements based on management’s estimates of trends and economic factors in the markets in which Fannie Mae is active as well as the company’s business plans. Such estimates and plans may change without notice and future results may vary from expected results if there are significant changes in economic, regulatory, or legislative conditions affecting Fannie Mae or its competitors. For a discussion of these factors, investors should review Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission (SEC), which are available on the company’s Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. Fannie Mae undertakes no duty to update these forward-looking statements.

# # #

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through a $2 trillion “American Dream Commitment” to increase homeownership rates and serve 18 million targeted American families by the end of the decade. Since 1968, Fannie Mae has provided $5.7 trillion of mortgage financing for 58 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”

Glossary of Business Terms

Purchased options amortization expense – the cost of purchased options used to hedge interest rate risk amortized over the original expected life of the options, together with any acceleration of expense related to options extinguished prior to exercise. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

Business Volume – Mortgages purchased for portfolio plus MBS issues acquired by other investors.

Combined Book of Business – The gross mortgage portfolio plus outstanding MBS. Also referred to as the book of business. (Formerly referred to as total book of business).

Core Capital – Total stockholders’ equity excluding other comprehensive income (OCI). Represents a regulatory measure of capital.

Total Capital – Core capital plus the total allowance for loan losses and guaranty liability for MBS, less any specific loss allowances. Represents a regulatory measure of capital.

Core Net Interest Income – Net interest income and purchased options amortization expense (Comparable to net interest income pre-FAS 133).

Core Taxable-Equivalent Revenue – The sum of core net interest income, guaranty fee income, and fee and other income, together with a taxable-equivalency adjustment for tax-exempt income and investment credits (principally mortgage revenue bonds and low income housing tax credit investments).

Efficiency Ratio – Administrative expense divided by core taxable-equivalent revenue.

Gross Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio, excluding the effect of unrealized gains or losses on available for sale securities, deferred balances and the allowance for loan losses.

MBS Issues Acquired by Other Investors – Lender-originated MBS issues less MBS purchased by Fannie Mae’s mortgage portfolio. Also referred to as MBS issues. (Formerly referred to as net MBS issues). Does not include Fannie Mae-originated MBS, which generally are immaterial and disclosed in a footnote.

Net Interest Margin – Annualized taxable-equivalent core net interest income (including purchased options amortization expense) divided by the weighted average net investment balance.

Net Interest Yield – Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

Net Investment Balance – The sum of Fannie Mae’s net mortgage portfolio and other liquid investments (including float).

Net Mortgage Portfolio – Unpaid principal balance of mortgages held in portfolio including the effect of unrealized gains or losses on available for sale securities, unamortized purchase premium or discount and deferred price adjustments, and allowance for loan losses.

Outstanding MBS – Mortgage-backed securities (MBS) and other mortgage related-securities held by investors other than Fannie Mae’s mortgage portfolio. (Formerly referred to as net MBS outstanding).

Realized Common Equity – Total stockholders’ equity excluding preferred stock and OCI. Realized common equity is used in calculating return on equity.

(Dollars and shares in millions, except per share amounts)

	Quarter Ended					Year Ended December 31,

	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002	2003	2002

Income Statement:
Net interest income	$3,210.7	$3,489.3	$3,500.3	$3,368.4	$3,012.3	$13,568.8	$10,566.1
Guaranty fee income	618.6	613.2	632.3	546.6	522.3	2,410.6	1,815.9
Fee and other income (expense), net	(12.2)	104.4	231.5	113.3	95.4	437.0	232.2
Credit-related expenses	(40.1)	(28.6)	(22.6)	(20.3)	(32.6)	(111.6)	(91.7)
Administrative expenses	(417.9)	(347.0)	(354.2)	(343.8)	(313.2)	(1,463.0)	(1,219.2)
Purchased options income (expense)	(132.8)	471.7	(1,882.7)	(624.6)	(1,881.1)	(2,168.3)	(4,544.8)
Debt extinguishments, net	(227.0)	(902.0)	(739.8)	(392.2)	(176.1)	(2,261.0)	(710.5)

Income before federal income taxes and cumulative effect of change in accounting principle	2,999.3	3,401.0	1,364.8	2,647.4	1,227.0	10,412,5	6,048.0
Federal income taxes	(802.8)	(920.1)	(262.9)	(706.9)	(274.8)	(2,692.7)	(1,429.2)
Cumulative effect of change in accounting principle, net of tax (1)	—	185.1	—	—	—	185.1	—

Net income	$2,196.5	$2,666.0	$1,101.9	$1,940.5	$952.2	$7,904.9	$4,618.8

Preferred stock dividends and issuance costs on redemptions (2)	(43.9)	(41.9)	(34.2)	(30.3)	(19.9)	(150.3)	(110.3)
Earnings per diluted common share:
Before cumulative effect of change in accounting principle (2)	$2.21	$2.50	$1.09	$1.93	$.94	$7.72	$4.52
After cumulative effect of change in accounting principle (2)	2.21	2.69	1.09	1.93	.94	7.91	4.52
Cash dividends per share	.45	.45	.39	.39	.33	1.68	1.32
Weighted average diluted common shares outstanding	974.0	975.9	982.3	990.2	992.4	980.9	997.1
Effective tax rate on reported income (1)	27%	28%	19%	27%	22%	26%	24%
Return on common equity	51.9%	63.8%	31.3%	53.6%	26.6%	49.9%	30.1%
Core Business Earnings Data: (3)
Core business earnings (4)	$1,769.8	$1,826.1	$1,860.4	$1,849.7	$1,671.9	$7,306.0	$6,394.0
Core business earnings per diluted common share (2)(4)	1.77	1.83	1.86	1.84	1.66	7.29	6.30
Core net interest income (5)	2,421.5	2,668.8	2,784.5	2,604.1	2,238.4	10,479.1	8,752.4
Core taxable-equivalent revenue (6)	3,407.8	3,803.0	3,979.8	3,603.2	3,098.0	14,793.8	11,895.8
Core taxable-equivalent revenue growth	10.0%	27.3%	33.9%	26.9%	7.9%	24.4%	16.8%
Effective tax rate on core business earnings (1)	24%	24%	27%	26%	28%	25%	27%
Return on average realized common equity (7)	23.4%	25.4%	27.7%	28.0%	26.4%	26.0%	26.0%

(1)	Cumulative effect of change in accounting principle represents a one-time after-tax gain associated with the adoption of FAS 149, an amendment to FAS 133 that will result in the majority of Fannie Mae’s mortgage purchase commitments being accounted for as derivatives. The effective tax rate includes the tax effect associated with FAS 149.

(2)	Earnings per share calculation for the prior year has been revised to include issuance costs related to preferred stock redemptions in accordance with EITF Topic D-42.

(3)	Core business earnings data are non-GAAP (generally accepted accounting principles) measures management uses to track and analyze financial performance. For information regarding why management believes non-GAAP financial measures provide useful information to investors and how management uses these measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Core Business Earnings and Business Segment Results” in our Annual Report on Form 10-K for the year ended December 31, 2002.

(4)	Excludes unrealized gains and losses on purchased options recorded under FAS 133 and includes purchased option premiums amortized over the original estimated life of the option. Presented on a net of tax basis.

(5)	Includes non-GAAP adjustment for the amortization of purchased options premiums that would have been recorded prior to the adoption of FAS 133 in 2001.

(6)	Includes revenues net of operating losses on low-income housing tax credit limited partnerships and amortization expense of purchased options premiums, plus taxable-equivalent adjustments for tax-exempt income and investment credits using the applicable federal income tax rate.

(7)	Core business earnings less preferred stock dividends and issuance costs on redemptions divided by average realized common stockholders’ equity (common stockholders’ equity excluding accumulated other comprehensive income).

(Dollars in millions)

	Quarter Ended						Year Ended December 31,

	12/31/2003		9/30/2003	6/30/2003	3/31/2003	12/31/2002	2003	2002

Other Data:
Mortgage portfolio (1):
Retained commitments	$33,474		$148,991	$190,726	$115,883	$149,322	$489,073	$388,059
Mortgage purchases	58,980		253,908	127,960	132,005	148,551	572,852	370,641
Mortgage liquidations	72,158		147,774	125,947	105,608	107,824	451,487	277,419
Mortgage sales	5,554		1,477	5,425	1,271	1,386	13,727	9,582
Mortgage portfolio, gross (2) (3)	898,438		917,123	814,882	817,656	794,253	898,438	794,253
Mortgage portfolio growth, gross (compounded) (3)	-7.9%		60.4%	-1.4%	12.3%	24.1%	13.1%	12.1%
Mortgage-Backed Securities (1):
MBS issues acquired by others (4)	$189,911		$173,858	$282,502	$203,934	$155,955	$850,204	$478,260
Outstanding MBS liquidations	116,613		201,043	157,789	127,029	125,219	602,474	324,177
Outstanding MBS (5)	1,300,166		1,211,079	1,237,461	1,107,520	1,029,456	1,300,166	1,029,456
Outstanding MBS growth rate (compounded)	32.8%		(8.3%)	55.9%	34.0%	16.7%	26.3%	19.9%
Average effective MBS guaranty fee rate (bp)	19.5		20.0	21.2	20.3	20.4	20.2	19.1
Book-of-Business (1):
Business volume	$248,890		$427,766	$410,462	$335,938	$304,506	$1,423,056	$848,901
Book of business (3)	2,198,604		2,128,202	2,052,343	1,925,176	1,823,709	2,198,604	1,823,709
Book of business growth rate (compounded) (3)	13.9%		15.6%	29.2%	24.2%	19.9%	20.6%	16.4%
Expense Ratios:
Ratio of administrative expense to average net mortgage portfolio and average outstanding MBS (annualized)	0.077%		0.066%	0.071%	0.073%	0.070%	0.072%	0.072%
Efficiency ratio (6)	12.3%		9.1%	8.9%	9.5%	10.1%	9.9%	10.2%

Credit-related:
Single-family properties acquired	7,419		6,882	6,569	5,918	5,415	26,788	19,500
Single-family conventional serious delinquency rate (7)
Non-credit enhanced	0.30	%(8)	0.29%	0.29%	0.30%	0.31%	N/A	N/A
Credit enhanced	1.63	%(8)	1.56%	1.42%	1.34%	1.29%	N/A	N/A
Total	0.59	%(8)	0.58%	0.56%	0.57%	0.57%	N/A	N/A
Multifamily serious delinquency rate (9)	0.13	%(8)	0.12%	0.13%	0.09%	0.05%	N/A	N/A
Charge-offs:
Single-family	$25.2		$30.7	$22.6	$21.6	$27.0	$100.1	$105.0
Multifamily	0.7		5.4	3.8	1.5	15.6	11.4	18.4

Total	25.9		36.1	26.4	23.1	42.6	111.5	123.4
Foreclosed property (income) expense:
Single-family	17.3		(0.2)	(3.6)	(2.7)	(8.4)	10.8	(36.3)
Multifamily	(0.4)		1.1	0.1	—	0.1	0.8	(0.1)

Total	16.9		0.9	(3.5)	(2.7)	(8.3)	11.6	(36.4)
Credit-related losses	42.8		37.0	22.9	20.4	34.3	123.1	87.0
Allowance for loan losses and guaranty liability for MBS	796.9		799.6	808.0	808.2	808.4	796.9	808.4
Provision for losses (7)	23.2		27.7	26.1	23.0	40.9	100.0	128.1
Credit-related expenses	40.1		28.6	22.6	20.3	32.6	111.6	91.7
Credit-related losses as a percentage of average net mortgage portfolio and average outstanding MBS (annualized)	0.008%		0.007%	0.005%	0.004%	0.008%	0.006%	0.005%

(1)	Represents unpaid principal balance.

(2)	Represents unpaid principal balance. Excludes the effect of unrealized gains or losses on available for sale securities, deferred balances, and the allowance for loan losses.

(3)	Prior periods have been revised to be consistent with changes to our balance sheet presentation implemented during the third quarter of 2003.

(4)	MBS and other mortgage-related securities guaranteed by Fannie Mae.

(5)	MBS and other mortgage-related securities guaranteed by Fannie Mae and held by investors other than Fannie Mae’s portfolio.

(6)	Administrative expense divided by core taxable-equivalent revenue.

(7)	Includes conventional loans three or more months delinquent or in foreclosure process as a percent of the number of loans.

(8)	As of November 30, 2003, most recent data available.

(9)	Includes loans two or more months delinquent as a percent of loan dollars.

(Dollars in millions)

	Quarter Ended					Year Ended December 31,

	12/31/2003	9/30/2003	6/30/2003	3/31/2003	12/31/2002	2003	2002

Net Interest Yield and Net Interest Margin:
Average balances:
Net mortgage investment	$902,816	$840,851	$808,215	$804,804	$756,560	$839,172	$735,943
Liquid investments	65,848	85,504	81,966	67,135	75,696	75,113	68,658

Total net investment	$968,664	$926,355	$890,181	$871,939	$832,256	$914,285	$804,601

Net interest yield, taxable-equivalent basis (1)	1.37%	1.56%	1.63%	1.60%	1.51%	1.54%	1.38%
Net interest margin, taxable-equivalent basis (2)	1.05%	1.20%	1.30%	1.25%	1.14%	1.20%	1.15%

Fee and Other Income (Expense):
Transaction fees	$62.7	$132.2	$159.7	$136.7	$91.8	$491.3	$204.8
Technology fees	43.7	68.0	91.8	70.1	62.1	273.6	197.0
Multifamily fees	36.3	37.9	31.7	34.0	26.2	139.9	85.9
Tax-advantaged investments	(59.6)	(80.1)	(52.4)	(71.3)	(27.5)	(263.4)	(224.5)
Credit enhancement expense	(46.0)	(36.6)	(45.1)	(41.4)	(38.2)	(169.1)	(123.0)
Other	(49.3)	(17.0)	45.8	(14.8)	(19.0)	(35.3)	92.0

Total	$(12.2)	$104.4	$231.5	$113.3	$95.4	$437.0	$232.2

	December 31,	September 30,	June 30,	March 31,	December 31,
	2003	2003	2003	2003	2002

Selected Balance Sheet Data:
Mortgage portfolio, net (3)	$901,795	$921,171	$822,722	$825,036	$801,043
Liquid assets (3)	65,643	57,432	66,643	59,435	58,204
Total assets	1,009,569	1,019,171	923,795	913,264	887,515
Debentures, notes, and bonds, net	961,732	975,734	884,081	873,920	850,982
Stockholders’ Equity:
Preferred stock	$4,108	$4,108	$3,882	$3,078	$2,678
Realized common equity	30,297	28,644	26,792	26,438	25,402
Accumulated other comprehensive income (OCI) Unrealized gains on securities, net	2,618	3,415	3,642	4,237	4,459
Cash flow hedging results, net— FAS 133	(12,192)	(16,092)	(16,952)	(15,849)	(16,251)
Cash flow hedging results, net— FAS 149	(2,458)	(2,551)	—	—	—

Total accumulated OCI	(12,032)	(15,228)	(13,310)	(11,612)	(11,792)

Total stockholders’ equity	$22,373	$17,524	$17,364	$17,904	$16,288

Core capital (4)	$34,405	$32,752	$30,675	$29,517	$28,079
Total capital (5)	35,182	33,542	31,469	30,309	28,871

(1)	Annualized net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(2)	Annualized core net interest income on a tax-equivalent basis divided by the weighted average net investment balance.

(3)	Prior periods have been revised to be consistent with changes to our balance sheet presentation implemented during the third quarter of 2003.

(4)	The sum of (a) the stated value of common stock, (b) the stated value of outstanding noncumulative perpetual preferred stock, (c) paid-in capital, and (d) retained earnings, less (e) treasury stock. Represents a regulatory measure of capital.

(5)	The sum of (a) core capital and (b) the total allowance for loan losses and guaranty liability for MBS, less (c) any specific loss allowances. Represents a regulatory measure of capital.

Dollars and shares in millions, except per share amounts

	Quarter Ended			Quarter Ended
	December 31, 2003			December 31, 2002

	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results

Net interest income	$3,210.7	$—	$3,210.7	$3,012.3	$—	$3,012.3
Purchased options amortization expense (1)	(789.2)	789.2	—	(773.9)	773.9	—

Core net interest income	2,421.5	789.2	3,210.7	2,238.4	773.9	3,012.3
Guaranty fee income	618.6	—	618.6	522.3	—	522.3
Fee and other income (expense), net	(12.2)	—	(12.2)	95.4	—	95.4
Credit-related expenses	(40.1)	—	(40.1)	(32.6)	—	(32.6)
Administrative expenses	(417.9)	—	(417.9)	(313.2)	—	(313.2)
Purchased options expense under FAS 133 (2)	—	(132.8)	(132.8)	—	(1,881.1)	(1,881.1)
Debt extinguishments, net	(227.0)	—	(227.0)	(176.1)	—	(176.1)

Income before federal income taxes and cumulative effect of change in accounting principle	2,342.9	656.4	2,999.3	2,334.2	(1,107.2)	1,227.0
Provision for federal income taxes (3)	(573.1)	(229.7)	(802.8)	(662.3)	387.5	(274.8)
Cumulative effect of change in accounting principle, net tax	—	—	—	—	—	—

Net income	$1,769.8	$426.7	$2,196.5	$1,671.9	$(719.7)	$952.2

Preferred stock dividends and issuance costs on redemptions (4)	$(43.9)	$—	$(43.9)	$(19.9)	$—	(19.9)
Weighted average diluted common shares outstanding	974.0	—	974.0	992.4	—	992.4
Diluted earnings per common share (4)	$1.77	$0.44	$2.21	$1.66	$(0.72)	$0.94

[Additional columns below]

[Continued from above table, first column repeated]

	Twelve Months Ended			Twelve Months Ended
	December 31, 2003			December 31, 2002

	Core			Core
	Business	Reconciling	Reported	Business	Reconciling	Reported
	Earnings	Items	Results	Earnings	Items	Results

Net interest income	$13,568.8	$—	$13,568.8	$10,566.1	$—	$10,566.1
Purchased options amortization expense (1)	(3,089.7)	3,089.7	—	(1,813.7)	1,813.7	—

Core net interest income	10,479.1	3,089.7	13,568.8	8,752.4	1,813.7	10,566.1
Guaranty fee income	2,410.6	—	2,410.6	1,815.9	—	1,815.9
Fee and other income (expense), net	437.0	—	437.0	232.2	—	232.2
Credit-related expenses	(111.6)	—	(111.6)	(91.7)	—	(91.7)
Administrative expenses	(1,463.0)	—	(1,463.0)	(1,219.2)	—	(1,219.2)
Purchased options expense under FAS 133 (2)	—	(2,168.3)	(2,168.3)	—	(4,544.8)	(4,544.8)
Debt extinguishments, net	(2,261.0)	—	(2,261.0)	(710.5)	—	(710.5)

Income before federal income taxes and cumulative effect of change in accounting principle	9,491.1	921.4	10,412.5	8,779.1	(2,731.1)	6,048.0
Provision for federal income taxes (3)	(2,370.2)	(322.5)	(2,692.7)	(2,385.1)	955.9	(1,429.2)
Cumulative effect of change in accounting principle, net tax	185.1	—	185.1	—	—	—

Net income	$7,306.0	$598.9	$7,904.9	$6,394.0	$(1,775.2)	$4,618.8

Preferred stock dividends and issuance costs on redemptions (4)	$(150.3)	$—	$(150.3)	$(110.3)	$—	$(110.3)
Weighted average diluted common shares outstanding	980.9	—	980.9	997.1	—	997.1
Diluted earnings per common share (4)	$7.29	$0.62	$7.91	$6.30	$(1.78)	$4.52

	Reported Results				Core Business Earnings

	Quarter Ended		Twelve Months Ended		Quarter Ended		Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02	12/31/03	12/31/02	12/31/03	12/31/02

Net interest income	$3,210.7	$3,012.3	$13,568.8	$10,566.1	$3,210.7	$3,012.3	$13,568.8	$10,566.1
Taxable-equivalent adjustment on tax-exempt investments (5)	118.7	124.6	479.3	502.1	118.7	124.6	479.3	502.1

Taxable-equivalent net interest income	$3,329.4	$3,136.9	$14,048.1	$11,068.2	3,329.4	3,136.9	14,048.1	11,068.2

Purchased options amortization expense					(789.2)	(773.9)	(3,089.7)	(1,813.7)

Taxable-equivalent core net interest income					$2,540.2	$2,363.0	$10,958.4	$9,254.5

Average net investment balance	$968,664	$832,256	$914,285	$804,601	$968,664	$832,256	$914,285	$804,601
Average investment yield	5.30%	6.16%	5.56%	6.35%	5.30%	6.16%	5.56%	6.35%
Average borrowing cost	4.08%	4.83%	4.21%	5.15%	4.08%	4.83%	4.21%	5.15%
Purchased options amortization expense					0.35%	0.37%	0.34%	0.23%
Average core borrowing cost (6)					4.43%	5.20%	4.55%	5.38%
Net interest yield, taxable- equivalent basis (7)	1.37%	1.51%	1.54%	1.38%
Net interest margin, taxable-equivalent basis (8)					1.05%	1.14%	1.20%	1.15%
Net interest income	$3,210.7	$3,012.3	$13,568.8	$10,566.1	$3,210.7	$3,012.3	$13,568.8	$10,566.1
Guaranty fee income	618.6	522.3	2,410.6	1,815.9	618.6	522.3	2,410.6	1,815.9
Fee and other income (expense), net	(12.2)	95.4	437.0	232.2	(12.2)	95.4	437.0	232.2

Total revenues	3,817.1	3,630.0	16,416.4	12,614.2	3,817.1	3,630.0	16,416.4	12,614.2

Investment tax credits (9)	261.2	117.3	987.8	593.2	261.2	117.3	987.8	593.2
Tax-exempt investments (5)	118.7	124.6	479.3	502.1	118.7	124.6	479.3	502.1

Total taxable-equivalent adjustments	379.9	241.9	1,467.1	1,095.3	379.9	241.9	1,467.1	1,095.3

Taxable-equivalent revenues	$4,197.0	$3,871.9	$17,883.5	$13,709.5	4,197.0	3,871.9	17,883.5	13,709.5

Purchased options amortization expense					(789.2)	(773.9)	(3,089.7)	(1,813.7)

Core taxable-equivalent revenues					$3,407.8	$3,098.0	$14,793.8	$11,895.8

(1)	This amount represents the amortization of purchased options expense allocated to interest expense over the original expected life of the options. Included in core business earnings instead of the unrealized gains and losses on purchased options to make it consistent with the accounting for the embedded options in our callable debt and the vast majority of our mortgages.

(2)	This amount represents unrealized gains and losses on purchased options recorded in accordance with FAS 133.

(3)	The reconciling item represents the net federal income tax effect of core business earnings adjustments based on the applicable federal income tax rate of 35 percent.

(4)	Earnings per share calculation for the prior year has been revised to include issuance costs related to preferred stock redemptions in accordance with EITF Topic D-42.

(5)	Reflects non-GAAP adjustments to permit comparison of yields on tax-exempt and taxable assets based on a 35 percent marginal tax rate.

(6)	Includes the effect of purchased options amortization expense allocated to interest expense over the original expected life of the options.

(7)	Annualized taxable-equivalent net interest income divided by the weighted average net investment balance.

(8)	Annualized taxable-equivalent core net interest income divided by the weighted average net investment balance.

(9)	Represents non-GAAP adjustments for tax credits related to losses on certain affordable housing tax-advantaged equity investments and other investment tax credits using a 35 percent marginal tax rate.

Voluntary Initiatives Disclosure
December 2003

INTEREST RATE RISK

		Rate Level Shock (50bp)		Rate Slope Shock (25bp)

	Effective	1 Year Portfolio	4 Year Portfolio	1 Year Portfolio	4 Year Portfolio
	Duration Gap	Net Interest	Net Interest	Net Interest	Net Interest
	(in months)	Income at Risk	Income at Risk	Income at Risk	Income at Risk

2002
December	-5	0.6%	1.6%	4.7%	6.6%

2003
January	-3	2.9%	3.8%	3.5%	5.7%
February	-5	3.6%	1.3%	4.9%	6.8%
March	-2	1.7%	2.8%	4.4%	6.7%
April	-2	2.1%	2.5%	4.6%	6.5%
May	-5	0.7%	2.2%	5.3%	7.1%
June	-1	2.1%	6.6%	3.9%	5.9%
July	6	9.3%	8.7%	1.9%	2.9%
August	4	4.8%	3.2%	3.4%	5.2%
September	1	2.7%	1.3%	5.2%	6.8%
October	1	4.5%	2.4%	4.1%	5.9%
November	-1	3.7%	2.7%	3.7%	6.1%
December	-1	2.6%	2.1%	3.6%	6.1%

•	Effective duration gap — measures the extent the effective duration of the portfolio’s assets and liabilities are matched. A positive duration gap indicates that the effective duration of our assets exceeds the effective duration of our liabilities by that amount, while a negative duration gap indicates the opposite. The duration gap is a calculated weighted-average for the month.

•	Net interest income at risk — compares Fannie Mae’s projected change in portfolio net interest income under the financially more adverse of a 50 basis point increase and decrease in interest rates. Fannie Mae also compares the expected change in portfolio net interest income for the more adverse of a 25 basis point decrease and increase in the slope of the yield curve. Both measurements are done for one-year and four-year periods.

A positive number indicates the percent by which net interest income could be reduced by the increased rate shock. A negative number would indicate the percent by which net interest income could be increased by the shock.

LIQUIDITY

Ratio of liquid to total assets	Ratio

March 31, 2003	6.7%
June 30, 2003	7.5%
September 30, 2003	5.6%
December 31, 2003	6.5%

•	Fannie Mae will maintain at least three months of liquidity to ensure the company can meet all of its obligations in any period of time in which it does not have access to the debt markets. Fannie Mae also will comply with the Basel Committee on Banking Supervision’s fourteen principles for sound liquidity management.

•	To fulfill its liquidity commitment, Fannie Mae will maintain more than five percent of its on-balance sheet assets in high-quality, liquid investments.

CREDIT RISK

	Before	After
Lifetime credit loss	Credit	Credit
sensitivity as of:	Enhancements	Enhancements

(Dollars in millions)
December 31, 2002	$1,838	$596
March 31, 2003	$1,798	$635
June 30, 2003	$2,408 (1)	$983
September 30, 2003 (2)	$2,678	$1,138

•	Lifetime credit loss sensitivity measures the sensitivity of Fannie Mae’s expected future credit losses to an immediate five percent decline in home values for all single-family mortgages held in Fannie Mae’s retained portfolio and underlying guaranteed MBS.

•	Credit loss sensitivity is reported in present value terms and measures expected losses in two ways: before receipt of private mortgage insurance claims and any other credit enhancements and after receipt of expected mortgage insurance and other credit enhancements.

SUBORDINATED DEBT

		Net Proceeds
Total capital and	Total	on Subordinated
subordinated debt	Capital	Debt	Percent

(Dollars in billions)
December 31, 2003	$35.182	$12.427	4.1

•	Fannie Mae will issue subordinated debt in an amount sufficient to bring the sum of total capital (core capital plus general allowance for losses) and subordinated debt to 4% of on balance sheet assets, after providing for the capitalization of off balance sheet MBS.

•	Subordinated debt only includes net proceeds on issuances from January 1, 2001

•	Fannie Mae will maintain a weighted-average maturity of outstanding subordinated debt of at least five years. At December 31, 2003, the weighted-average maturity was 8.1 years.

(1)	Revised from $2,084 million before credit enhancements and $758 million after credit enhancements to reflect enhancements to Fannie Mae’s loan performance models.

(2)	Most recent data available.